As filed with the Securities and Exchange Commission on December 1, 2010
Registration No. 333-148409

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
(Exact name of registrant as specified in its charter)

Bermuda	98-0481737
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

27 Richmond Road Pembroke HM 08 Bermuda	HM 08
(Address of Principal Executive Offices)	(Zip Code)
CT CORPORATION SYSTEM
111 EIGHTH AVENUE, 13TH FLOOR
NEW YORK, NEW YORK 10011
(212) 894-8940
(Name, address, and telephone number of agent for service)
with copies to:

WESLEY D. DUPONT, ESQ. ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD 27 RICHMOND ROAD PEMBROKE HM 08, BERMUDA (441) 278-5400 (441) 295-5753 (FACSIMILE)	STEVEN A. SEIDMAN, ESQ. JEFFREY S. HOCHMAN, ESQ. WILLKIE FARR & GALLAGHER LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 728-8000 (212) 728-8111 (FACSIMILE)

     Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters the securities that remain unsold hereunder as of the date hereof.
     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES
INDEX TO EXHIBITS

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the following Registration Statement filed by Allied World Assurance Company Holdings, Ltd, a Bermuda company (the “Company”), on Form S-3 (the “Registration Statement”):
     Registration Statement 333-148409, pertaining to the “shelf” registration of an indeterminate number or amount of securities of the Company, consisting of: senior and subordinated debt securities (collectively, the “Company Debt Securities”); common shares, par value $0.03 per share (the “Common Shares”); preference shares (the “Preference Shares”); depositary shares representing fractional interests in the Common Shares and Preference Shares (the “Depositary Shares”); warrants to purchase Common Shares (the “Common Share Warrants”), warrants to purchase Preference Shares (the “Preference Share Warrants”) and warrants to purchase Company Debt Securities (the “Debt Warrants,” and, together with the Common Share Warrants and Preference Share Warrants, the “Warrants”); share purchase contracts (the “Share Purchase Contracts”); share purchase units (the “Share Purchase Units”); and units consisting of any combination of the foregoing securities (the “Units”). The Company Debt Securities, Common Shares, Preference Shares, Depositary Shares, Warrants, Share Purchase Contracts, Share Purchase Units and Units are herein referred to collectively as the “Securities.” The Registration Statement was filed with the U.S. Securities and Exchange Commission on December 31, 2007.
     On November 26, 2010, the Company received approval from the Supreme Court of Bermuda of a Scheme of Arrangement under Bermuda law (the “Scheme of Arrangement”) that would change the place of incorporation of the ultimate parent company of the Company and its subsidiaries from Bermuda to Switzerland. The Scheme of Arrangement became effective upon receipt of the court approval and the filing of such approval with the Bermuda Registrar of Companies on November 30, 2010.
     The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of the Registration Statement and deregister all of the Securities that remain unsold hereunder as of December 1, 2010. As a result of this deregistration, no such Securities remain registered pursuant to the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zug, Switzerland, on December 1, 2010.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
By:	/s/ Scott A. Carmilani
	Name:	Scott A. Carmilani
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Scott A. Carmilani Name: Scott A. Carmilani	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 1, 2010

/s/ Joan H. Dillard Name: Joan H. Dillard	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 1, 2010

Director
Name: Barbara T. Alexander

* Name: James F. Duffy	Director	December 1, 2010

* Name: Bart Friedman	Director	December 1, 2010

* Name: Scott Hunter	Director	December 1, 2010

Signature	Title	Date

* Name: Mark R. Patterson	Director	December 1, 2010

Director
Name: Patrick de Saint-Aignan

* Name: Samuel J. Weinhoff	Director	December 1, 2010

/s/ Donald J. Puglisi Puglisi & Associates	Authorized Representative in the United States	December 1, 2010

* By:	/s/ Wesley D. Dupont	December 1, 2010
Wesley D. Dupont,
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

24	Power of Attorney (previously filed).